EXHIBIT 23(a)

Consent of Independent Registered Public Accounting Firm

     We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the MPB Employees’ Savings Plan of The Timken Company for the registration of 100,000 shares of common stock of our reports (a) dated February 5, 2004, with respect to the consolidated financial statements and schedule of The Timken Company included in its Annual Report (Form 10-K) and (b) dated June 18, 2004, with respect to the financial statements and schedule of the MPB Employees’ Savings Plan (formerly the MPB Corporation Employees’ Savings Plan) included in the Plan’s Annual Report (Form 11-K), both for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Cleveland, Ohio
August 25, 2004

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